SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 17, 2002
                                                          -------------

                          GIGA INFORMATION GROUP, INC.
                          ----------------------------
              Exact name of registrant as specified in its charter




   Delaware                      File No. 0-21529              06-1422860
  -----------                    ----------------              ----------
(State or other                    (Commission              (I.R.S Employer
jurisdiction or                       File                   Identification
 organization)                       Number)                     Number)



         139 Main Street
          Cambridge, MA                       02142
------------------------------------------------------

(Address of principal executive offices)    (Zip Code)



Registrant's telephone number, including area code:  (617) 577-4900
                                                     --------------







          (former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure


    GIGA LOGO                                      P R E S S   R E L E A S E

                                                   CONTACT:
    Public Relations
    Christina Thirkell
    (617) 577-4965
    cthirkell@gigaweb.com

                                                   Investors
                                                   Qorvis Communications
                                                   Karen Vahouny
                                                   (703) 744-7800
                                                   kvahouny@qorvis.com
                                                   -------------------

--------------------------------------------------------------------------------

                   Giga Information Group, Inc. Reports Fourth
            Consecutive Quarter of Profitability in Second Quarter of
                                      2002

Giga's EPS of $0.02 Per Share Exceeds Earlier Guidance of Break-Even; Increases EPS Guidance Range for 2002 to $0.24 to $0.26


CAMBRIDGE, MA (July 17, 2002) -- Giga Information Group, Inc. (OTC BB: GIGX) today announced its financial results for the second quarter ended June 30, 2002. Giga reported net income of $278,000, or $0.02 per diluted share, in the second quarter of this year compared to a net loss of $3.5 million, or $0.33 per share, in the same quarter of last year. Operating income was $322,000 versus an operating loss of $3.4 million in the comparable quarter of 2001.

Total revenues for the 2002 second quarter were $16.7 million compared to $18.8 million in the second quarter of last year, a decrease of $2.1 million, or 11%. Research, advisory and consulting revenues were down $1.2 million, or 7%, over the period. Events and other revenues decreased by $905,000, or 43%, from the second quarter of 2001 to the same quarter of 2002. Giga attributed the overall revenue decrease to continued economic pressure on customer spending and softness in vendor sponsorships, exhibitor revenues, and attendance for events held in the quarter.

The cost of services dropped from 49% of revenues in the second quarter of 2001 to 46% of revenues in this year's comparable quarter, with sales and


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marketing expenses dropping from 44% of revenues to 32% over the same period.
The decrease in the cost of services and sales and marketing expenses was due to Giga's staff reductions and other cost reductions in the third and fourth quarters of last year, resulting in the significant improvement in operating performance.

Robert Weiler, chairman, president and chief executive officer of Giga Information Group, noted, "We have now generated four consecutive quarters of profitability, and our net income has exceeded our internal expectations and previous guidance. This is especially noteworthy because our second quarter is historically the weakest from a profitability standpoint, given the high expenses associated with our GigaWorld and GigaWorld Europe events. Our balance sheet continues to improve, with cash up nearly three-fold since the end of 2001 and a dramatic reduction in debt."

He continued, "Our new products are taking hold, as customers recognize their potency, especially in a tough economic environment. In particular, our Total Economic Impact(TM)(TEI(TM)) and ForSITE(TM)products are generating strong interest, which validates that our focus on ROI and delivering the best value for CIOs and CTOs is paying off."

Giga reported total bookings for the 2002 second quarter were $13.5 million, representing a decrease of $1.6 million compared to the $15.1 million in bookings in the same quarter of 2001. Its revenue run rate at June 30, 2002, was approximately $65.6 million compared to approximately $70.4 million at the end of the second quarter of last year - a $4.8 million decrease. Revenue run rate is the combination of revenues from Giga's advisory services contracts and revenues from non-subscription services such as events, Total Economic Impact(TM) and Web Site ScoreCard(TM). Historically, revenues from Giga's advisory services contracts approximate 90% of Annualized Value, which is the cumulative annualized subscription value of Giga's advisory services contracts in effect at any point in time.

Investor Conference Call

Call Giga plans to hold its investor conference call at 11 a.m. Eastern Daylight Time on Thursday, July 18, 2002, to review the 2002 second quarter and first half performance. The investor call will be accessible via webcast; click on the investor information section of Giga's website at www.gigaweb.com.


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

Second Quarter Highlights

--Giga reported that its client retention rate was 79%. Although this is the same as the client retention rate posted in the same quarter of last year, it is up on a sequential basis compared to the 77% client retention rate for the first quarter of 2002.

--ForSITE(TM), a customized product focused on helping CIOs increase their effectiveness, attracted 23 new members during the quarter. Total ForSITE(TM) membership increased by nearly 30% compared to the end of the first quarter of 2002.

--Giga's Total Economic Impact(TM) product continues to generate strong revenue growth, with revenues about 175% higher than in the prior year's second quarter. TEI(TM) helps companies measure the ROI and the value of information technology.

First Half of 2002

For the six-month period ended June 30, 2002, revenues were $32.4 million compared to $36.3 million for the first half of 2001. This represents a decrease of nearly $4.0 million, or 11%. Research, advisory and consulting revenues decreased nearly $2.5 million, or 7%, while events and other revenues dropped $1.5 million, or 47%, over the same period. Cost of services as a percentage of revenues decreased from 45% to 42% of revenues over the period, and sales and marketing expenses dropped from 44% to 32%. The reduction in cost of services and sales and marketing expenses led to a significant improvement in operating performance, from an operating loss of $3.8 million in the first half of last year to operating income of $1.5 million in the first half of this year. Giga reported net income of $1.4 million, or $0.12 per diluted share, in the first half of 2002 versus a net loss of $3.9 million, or $0.38 per share, in the same period of last year.

Outlook

Giga has increased its EPS guidance range to $0.24 to $0.26 per diluted share for 2002, up from guidance of $0.22 to $0.24 per diluted share provided last quarter. This is the result of Giga's financial performance for the second quarter. Giga believes that diluted earnings per share in the 2002 third quarter will be in the range of $0.04 to $0.06. As Giga had indicated last quarter, it had delayed hiring and some sales and marketing initiatives until the second half of the year. Its EPS guidance for the 2002 third quarter includes selective hiring and increased investment in sales and marketing activities.

For the year, Giga continues to estimate that 2002 revenues will be about 4% lower than in 2001. It continues to expect positive operating cash flow for the year. Giga remains conservative in its outlook for potential increases in


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

customer spending for additional subscriptions and in the timing of adding new customers.

Weiler noted, "We have succeeded in spite of an extremely challenging economy. With four quarters of profitability, we have proven the success of our business model. We've built an excellent track record for customer retention through the strength of our research and advisory services and innovations in new product development."

Concluded Weiler, "Over the coming quarters, we'll be working aggressively on new business opportunities, expanding the penetration of our advisory and consulting products, investing selectively in international growth, and building our presence within the Fortune 1000 market."

Giga's outlook is based on current expectations and is being provided so that its management can discuss it during the upcoming investor conference call and with investors, potential investors, the media, financial analysts and others. The earnings guidance does not include the potential impact of unanticipated business or financial developments beyond the current quarter. Giga's estimates are subject to the Forward-Looking Statement at the end of this press release and assumes that none of the factors mentioned in that paragraph will have a negative impact on expected results.

About Giga Information Group, Inc.

Giga Information Group is a leading global technology advisory firm that provides objective research, pragmatic advice and personalized consulting. Emphasizing close interaction between analyst and client, Giga enables companies to make better strategic decisions that maximize technology investments and achieve business results.

Founded in 1995, Giga is headquartered in Cambridge, Mass. and has offices throughout the Americas and Europe -- as well as Latin America, Asia/Pacific and the Middle East. For additional information, visit www.gigaweb.com.

(C)2002 Giga Information Group, Inc.

Forward-Looking Statements

Statements that are not historical facts may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Giga's current expectations concerning future events and results. Giga generally uses the words "guidance," estimates," "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements. Such forward looking


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

statements, including those concerning Giga's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond Giga's control, which may cause Giga's actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. In evaluating such statements as well as the future prospects of Giga, specific consideration should be given to various factors including the following: Giga's prior history of losses and negative working capital; Giga's dependence on sales and renewals of subscription-based services; Giga's ability to achieve and sustain high renewal rates; competition from other companies including those with greater resources than Giga; Giga's need to attract and retain qualified personnel; Giga's ability to manage and sustain growth; the risks associated with the development of new services and products; Giga's dependence on key personnel; the potential for significant fluctuations in quarterly operating results; the risks associated with international operations; Giga's future capital needs and the risks of working capital deficiency; continued market acceptance of and demand for Giga services; uncertainties relating to proprietary rights; Giga's dependence on the Internet infrastructure; the risk of system failure; the risks related to content; and other risks as detailed from time-to-time in Giga's filings with the Securities and Exchange Commission. Giga undertakes no obligation to update any forward-looking statements as a result of new information, unanticipated events, or otherwise.















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

Giga Information Group, Inc.

CONSOLIDATED OPERATING RESULTS
    (in thousands, except share and                       Quarter Ended June 30,              Six Months Ended June 30,
                                                       -----------------------------        -------------------------------
       per share data)                                         (unaudited)                            (unaudited)
                                                           2002            2001                  2002             2001
                                                       -------------   -------------        ----------------  -------------
Revenues:
    Research, advisory and consulting                  $     15,494    $     16,714         $        30,718   $     33,186
    Other, principally events                                 1,197           2,102                   1,662          3,163
                                                       -------------   -------------        ----------------  -------------
       Total revenues                                        16,691          18,816                  32,380         36,349
                                                       -------------   -------------        ----------------  -------------

Costs and expenses:
    Cost of services                                          7,763           9,242                  13,729         16,437
    Sales and marketing                                       5,345           8,368                  10,381         15,936
    Research and development                                    295             299                     561            553
    General and administrative                                2,136           2,459                   4,411          4,540
    Restructuring charge                                          -           1,025                       -          1,025
    Depreciation and amortization                               830             841                   1,769          1,689
                                                       -------------   -------------        ----------------  -------------
       Total costs and expenses                              16,369          22,234                  30,851         40,180
                                                       -------------   -------------        ----------------  -------------

Income (loss) from operations                                   322          (3,418)                  1,529         (3,831)
                                                       -------------   -------------        ----------------  -------------

Interest income                                                   6              13                      14             43
Interest expense                                                 (8)            (68)                    (74)           (86)
Foreign exchange loss                                           (13)             (3)                    (46)           (87)
                                                       -------------   -------------        ----------------  -------------

Income (loss) from operations before income taxes               307          (3,476)                  1,423         (3,961)
Income tax provision/(benefit)                                   29               -                      29            (20)
                                                       -------------   -------------        ----------------  -------------

Net income (loss)                                      $         278   $     (3,476)        $          1,394  $     (3,941)
                                                       =============   =============        ================  =============

Earnings (loss) per common share
       Basic                                           $        0.03   $      (0.33)        $           0.13  $      (0.38)
       Diluted                                         $        0.02   $      (0.33)        $           0.12  $      (0.38)

Weighted average common shares outstanding
       Basic                                             10,688,572      10,511,267              10,680,709     10,497,175
       Diluted                                           11,609,870      10,511,267              11,602,581     10,497,175


CONDENSED CONSOLIDATED BALANCE SHEET DATA
    (in thousands, except share data)                                    June 30,            December 31,
                                                                           2002                  2001
                                                                       -------------        ----------------
                                                                        (unaudited)
Assets
    Cash and cash equivalents                                            $    4,281              $    1,118
    Restricted cash                                                              16                      57
    Accounts receivable, net                                                 13,909                  19,007
    Unbilled accounts receivable                                              5,245                   5,588
    Total current assets                                                     26,977                  29,956
    Restricted cash                                                             668                     620
    Unbilled accounts receivable                                              1,015                   1,399
    Property and equipment, net                                               4,296                   5,770
    Total assets                                                             35,118                  39,756

Liabilities and Stockholders' Deficit
    Short-term borrowings                                                $        -              $    2,507
    Current portion of capitalized lease obligations                            324                     325
    Accounts payable                                                          2,025                   3,841
    Deferred revenues - current                                              35,534                  36,601
    Accrued and other current liabilities                                     7,897                   7,593
    Total current liabilities                                                45,780                  50,867
    Total liabilities                                                        47,354                  53,145
    Total stockholders' deficit                                             (12,236)                (13,389)
    Total liabilities and stockholders' deficit                              35,118                  39,756

Common stock issued and outstanding                                      10,689,571              10,666,021

                                       ###


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


                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           GIGA INFORMATION GROUP, INC.



                           By:      Victoria M. Lynch
                             ---------------------------------------
                                    Victoria M. Lynch
                                    Senior Vice President and
                                    Chief Financial Officer

Date: July 18, 2002




















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